EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
FiberNet Telecom Group, Inc.
Michael S. Liss
President
Chief Executive Officer
(212) 405-6200
investor.relations@ftgx.com

FIBERNET REPORTS FIRST QUARTER 2004 RESULTS

– Revenues Increase for Sixth Consecutive Quarter –

NEW YORK – May 11, 2004 – FiberNet Telecom Group, Inc. (Nasdaq: FTGX), a leading provider of managed network services, today announced its results for the first quarter of 2004. FiberNet reported its sixth consecutive quarter of sequential revenue growth, and EBITDA (as defined) increased over the comparable periods of last year, as well.

Revenues for the first quarter of 2004 were $10.3 million. This amount included $2.7 million of revenues recognized in connection with an arbitration award received by the Company, which is more fully discussed below. Excluding the impact of this award, revenues for the first quarter were $7.6 million, up 6.6% from $7.1 million for the fourth quarter of 2003 and up 18.6% from $6.4 million for the first quarter of 2003.

FiberNet once again experienced even greater revenue growth in its core product offerings of transport and colocation services. For the first quarter of 2004, revenues from transport and colocation services (excluding revenues from access management services and the arbitration award) grew by 7.5% over the fourth quarter of 2003 and by 22.5% over the first quarter of the prior year.

Excluding the arbitration award, transport services remain the most significant component of FiberNet’s revenues, accounting for 73.5% of the total revenues generated in the first quarter of 2004. Colocation services and access management services represented 18.9% and 7.6% of revenues, respectively.

Michael S. Liss, President and Chief Executive Officer, stated, “We continue to distinguish ourselves in the telecommunications industry by delivering another quarter of top-line growth. The international carrier marketplace remains stronger than the domestic carrier marketplace, and we expect this to continue. Our commitment to the international carrier market consequently provides meaningful diversification to our customer base, as we grow our business. Our success in our Network Solutions initiative has extended our reach beyond our core markets, also providing additional geographical diversification to our operations. As a result, we added 29 new customers to finish the first quarter with 181 of the world’s leading carriers and service providers.”

Mr. Liss added, “We also continue to focus on being the prime mover in the consolidation of the metro space in the industry. Our successful integration of the acquisition of Gateway Colocation is a step in that direction. Finally, the favorable outcome of our arbitration proceeding further enhanced our liquidity. Overall, it was a solid quarter.”

EBITDA (as defined) for the first quarter of 2004 was $3.6 million. However excluding the impact of the arbitration award, EBITDA (as defined) for the first quarter of 2004 was $607,000, an increase over both the fourth quarter of 2003 result, which was $8,000, and the first quarter of 2003 result, which was $580,000.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with the credit agreement. As of March 31, 2004, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

On March 10, 2004, the Company was notified that it prevailed as the claimant in its arbitration proceeding regarding a breach of contract. FiberNet was awarded approximately $2.7 million in cash, payment of which was received on April 9, 2004. Of the total award, $2.4 million related to payment for services previously provided and earned, and the Company recognized this amount as revenues in the quarter ended March 31, 2004. The remaining $0.3 million was for the reimbursement of expenses incurred in connection with the proceeding. The Company has recorded this reimbursement as a reversal of previously accrued expenses included in selling, general and administrative expenses in 2003.

Also in connection with this arbitration award, the Company recognized an additional $0.3 million in revenues that were previously deferred. The Company did not recognize revenues related to this arbitration proceeding or the disputed contract in prior periods as the collectability of amounts due under the contract was in doubt. The Company has presented herein its financial results including the impact of the arbitration award in accordance with generally accepted accounting principles. To facilitate a comparison to other periods, certain financial results have also been presented excluding the impact of the arbitration award.

The net income for the first quarter of 2004 was $0.7 million, or $0.01 per share, compared to net loss of $(12.5) million, or $(0.31) per share, for the fourth quarter of 2003. The net loss for the first quarter of 2003 was $(11.2) million, or $(0.33) per share. Excluding the impact of the arbitration award, the net loss for the first quarter of 2004 was $(2.4) million, or $(0.05) per share.

Cost of services for the first quarter of 2004 was $3.0 million, compared to $2.6 million for the fourth quarter of 2003 and $2.1 million for the first quarter of 2003. These increases were due, in part, to higher license fees, as a greater proportion of the Company’s revenues were generated in facilities that require revenue sharing payments to the building owners. Increased off-net connectivity charges from the Company’s Network Solutions business also contributed to the increase. The cost of services related to Gateway Colocation was also consolidated beginning in the first quarter of 2004.

Selling, general and administrative expenses for the first quarter of 2004 were $3.7 million, compared to $5.0 million in the fourth quarter of 2003 and $3.7 million in the first quarter of 2003. Excluding the impact of the arbitration award, selling, general and administrative expenses for the first quarter of 2004 were $4.0 million. The change from the prior quarter and comparable period in the prior year was primarily due to the legal costs related to the arbitration incurred in the fourth quarter of 2003 and the reversal of certain of those legal costs in the first quarter of 2004 as a result of the award. In the fourth quarter of 2003, the Company also recorded a non-recurring expense of $0.5 million for the settlement of certain litigation matters, unrelated to the arbitration.

Capital expenditures for the first quarter of 2004 were $0.6 million, unchanged from the prior quarter and up from $0.3 million for the first quarter of 2003. Capital expenditures for the most recent quarter were once again primarily related to the implementation of customer specific orders. In 2004, FiberNet expects to invest $3.0 million to $4.0 million in capital expenditures, also primarily for customer order activity.

As of March 31, 2004, FiberNet had total assets of $107.9 million and total stockholders’ equity of $77.9 million. As of May 10, 2004, the Company had approximately 51.1 million shares of common stock outstanding, or 58.1 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 7.0 million outstanding options and warrants, 6.6 million are out-of-the-money as of May 10, 2004.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Tuesday, May 11, 2004, at 11:00 a.m. EDT. To participate in the teleconference please call: 800-599-9795, and from outside the U.S. call 617-786-2905 and enter passcode 63570032.

A replay of the teleconference will be available beginning May 11, 2004 at 1:00 p.m. EDT through May 25, 2004. To listen to the replay by phone, call 888-286-8010 and enter pass code 13520189, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet:

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks designed to provide comprehensive broadband connectivity to other telecommunications service providers for their data, voice and video transmissions. The Company’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ networks. FiberNet’s primary business is to provide optical and electrical broadband circuits within and between carrier hotels, which are industrial buildings where service providers house their communications equipment to exchange and route communications traffic. The Company’s networks support multiple domestic and international transmission protocols including synchronous optical network, or SONET, synchronous digital hierarchy, or SDH, Ethernet, and Internet Protocol, or IP, and can deliver broadband connections with bandwidth ranging from 1.5 megabits per second to 10.0 gigabits per second, as well as optical wavelengths. FiberNet currently operates primarily in the two gateway markets of New York and Los Angeles, focusing its services in the local loop of major metropolitan areas. For more information on FiberNet, please visit the Company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended March 31, 2004, to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net income or net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2004.

Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three months Ended
	March 31, 2004	March 31, 2003	December 31, 2003
Calculation of EBITDA (as defined):

Net income (loss)	$652	$(11,176)	$(12,497)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	128	—	133
Impairment of property, plant and equipment (a)	—	—	1,544
Depreciation and amortization	2,279	2,180	2,238
Impairment of goodwill	—	—	7,509
Loss on early extinguishment of debt	—	8,951	—
Legal settlement expenses (included in selling, general, and administrative expenses)	—	—	495
Interest expense, net	518	625	586

EBITDA (as defined)	$3,577	$580	$8

(a)	Excludes recoveries from previously impaired property, plant and equipment.

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN 000’S)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,388	$3,488
Restricted cash	1,862	2,337
Accounts receivable, net of allowance of $716 and $721 at March 31, 2004 and December 31, 2003, respectively	4,418	3,785
Other receivable	2,719	—
Prepaid expenses and other	485	754

Total current assets	13,872	10,364
Property, plant and equipment, net	87,666	86,958
Other Assets:
Goodwill	2,337	—
Other intangible assets, net of accumulated amortization of $21 and $0 at March 31, 2004 and December 31, 2003, respectively	465	—
Deferred charges, net of accumulated amortization of $1,083 and $1,402 at March 31, 2004 and December 31, 2003, respectively	1,890	2,035
Other assets	1,669	261

Total other assets	6,361	2,296

TOTAL ASSETS	$107,899	$99,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,059	$3,598
Accrued expenses	4,214	5,138
Deferred revenues	7,055	6,023
Notes payable—current portion	1,017	1,795

Total current liabilities	16,345	16,554
Long-Term Liabilities:
Notes payable, less original issue discount of $2,131 and $2,308 at March 31, 2004 and December 31, 2003, respectively	13,697	18,330

Total liabilities	30,042	34,884

Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 51,060,872 and 40,540,334 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	51	41
Additional paid-in-capital and other	442,551	429,991
Deferred compensation	(4,896)	(4,797)
Accumulated deficit	(359,849)	(360,501)

Total stockholders’ equity	77,857	64,734

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,899	$99,618

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(DOLLARS IN 000’S, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2004	2003
Revenues	$10,290	$6,377
Operating expenses:
Cost of services (exclusive of items shown separately below)	2,996	2,051
Selling, general and administrative expense excluding stock related expense	3,717	3,746
Stock related expense for selling, general, and administrative matters	128	—
Loss on early extinguishment of debt, net	—	8,951
Depreciation and amortization	2,279	2,180

Total operating expenses	9,120	16,928

Income (loss) from operations	1,170	(10,551)
Interest income	7	1
Interest expense	(525)	(626)

Net income (loss)	$652	$(11,176)

Net income (loss) per share—basic	$0.01	$(0.33)
Weighted average common shares outstanding—basic	47,618	34,119

Net income (loss) per share—diluted	$0.01	$(0.33)
Weighted average common shares outstanding—diluted	47,644	34,119

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(DOLLARS IN 000’S)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$652	$(11,176)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,279	2,180
Stock related expense	128	—
Loss on early extinguishment of debt, non-cash portion	—	8,899
Capitalized accrued interest on notes payable	—	299
Decrease (increase) in restricted cash	474	(2,317)
Other non-cash items	251	200
Change in assets and liabilities:
(Increase) decrease in accounts receivable and other receivable	(3,375)	95
Decrease in prepaid expenses	269	402
Increase in other assets	(1,073)	—
Increase (decrease) in accounts payable	495	(713)
Decrease in accrued expenses	(801)	(303)
Increase in deferred revenues	703	513

Cash provided by (used in) operating activities	2	(1,921)

Cash flows from investing activities:
Acquisition of Gateway Colocation	(382)	—
Capital expenditures	(575)	(347)

Cash used in investing activities	(957)	(347)

Cash flows from financing activities:
Payment of financing costs of debt financings	(42)	(352)
Payment of financing costs of equity securities	(520)	(811)
Repayment of notes payable	(5,583)	—
Proceeds from issuance of equity securities	8,000	3,500

Cash provided by financing activities	1,855	2,337

Net increase in cash and cash equivalents	900	69
Cash and cash equivalents at beginning of period	3,488	3,788

Cash and cash equivalents at end of period	$4,388	$3,857

Supplemental disclosures of cash flow information:
Interest paid	$266	$—
Non-cash financing activities:
Common stock issued for acquisition of Gateway Colocation	$4,565	$—
Conversion of accrued interest into notes payable	$—	$385
Conversion of notes payable into common stock	$—	$13,382